EXHIBIT 99.1

PACIFICARE HEALTH SYSTEMS
ANNOUNCES OFFERING OF SENIOR NOTES

SANTA ANA, Calif., May 14, 2002 — PacifiCare Health Systems, Inc. (Nasdaq: PHSY) today announced that it intends to offer approximately $200 million of senior notes for sale in a private placement. The offering will be made pursuant to an exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”). PacifiCare intends to use the net proceeds of this offering to permanently repay indebtedness under its senior credit facility. It is expected that the senior notes will be due in 2009.

This press release does not constitute an offer to sell nor an offer to buy securities. The offering is being made within the United States only to qualified institutional buyers or outside the United States only to non-U.S. investors in accordance with Regulation S under the Securities Act. The senior notes being offered have not been registered under the United States or state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. In particular, due to market conditions or other circumstances, PacifiCare may not complete the proposed offering of the senior notes.

CONTACT: PacifiCare Health Systems, Inc.
Suzanne Shirley (Investor Relations) 714/825-5491

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